Exhibit 99.1

GREAT PLAINS ENERGY REPORTS THIRD QUARTER 2015 RESULTS

Kansas City, Mo. (November 5, 2015) - Great Plains Energy (NYSE: GXP) today announced third quarter 2015 earnings of $126.4 million or $0.82 per share of average common stock outstanding, compared with third quarter 2014 earnings of $147.0 million or $0.95 per share. For the first nine months of 2015, earnings were $188.9 million or $1.22 per share, compared to $222.1 million or $1.44 per share in the first nine months of 2014.

The Company also announced the narrowing of its 2015 earnings guidance range of $1.35 to $1.60 per share to $1.35 to $1.45 per share as a result of mild weather, soft wholesale market conditions due to lower natural gas prices, and the impact of regulatory outcomes in its recent KCP&L rate cases. Earlier this week, the board of directors approved an approximate 7 percent increase in the quarterly dividend.

“While we are pleased with our strong balance sheet and improved cash flows, we remain focused on reducing regulatory lag,” said Terry Bassham, chairman and chief executive officer of Great Plains Energy. “We will continue to diligently manage our business and will advocate for policy changes that will result in an improved regulatory framework in the states where we serve customers.”

Great Plains Energy Third Quarter:

Consolidated Earnings and Earnings Per Share
Three Months Ended September 30
(Unaudited)
	Earnings		Earnings per Great
			Plains Energy Share
	2015	2014	2015	2014
	(millions)
Electric Utility	$129.1	$140.3	$0.83	$0.91
Other	(2.3)	7.1	(0.01)	0.04
Net income	126.8	147.4	0.82	0.95
Preferred dividends	(0.4)	(0.4)	—	—
Earnings available for common shareholders	$126.4	$147.0	$0.82	$0.95

On a per-share basis, favorable drivers for the third quarter 2015 compared to the same period in 2014 included the following:

•	$0.05 benefit from the release of uncertain tax positions in the 2014 results;

•	$0.04 increase in other operating and maintenance expense driven primarily by higher Wolf Creek nuclear unit expenses and an increase in distribution expenses;

•
$0.04 decrease in Allowance for Funds Used During Construction (AFUDC) resulting from lower average construction work in progress due to environmental upgrades at La Cygne and other capital investments placed into service;

•	$0.02 decline in wholesale margin due to lower natural gas prices;

•	$0.02 increase in transmission and other expenses not recovered through a fuel recovery mechanism;

•	$0.02 increase in depreciation and amortization due to environmental upgrades at La Cygne and other capital investments being placed into service; and

•	$0.03 of other items including higher general taxes and interest expense.

These drivers were partially offset by an approximate $0.09 impact from warmer weather driven by an 18 percent increase in cooling degree days above the third quarter 2014.

Great Plains Energy Year-to-Date:

GREAT PLAINS ENERGY INCORPORATED
Consolidated Earnings and Earnings Per Share
Year to Date September 30
(Unaudited)
	Earnings		Earnings per Great
			Plains Energy Share
	2015	2014	2015	2014
	(millions)
Electric Utility	$196.4	$221.1	$1.27	$1.43
Other	(6.3)	2.2	(0.05)	0.01
Net income	190.1	223.3	1.22	1.44
Preferred dividends	(1.2)	(1.2)	—	—
Earnings available for common shareholders	$188.9	$222.1	$1.22	$1.44

On a per-share basis, favorable drivers for the first nine months of 2015 versus 2014 were the following:

•	$0.07 decline in wholesale margin due to lower natural gas prices;

•	$0.02 decline from mild weather in 2015 when compared to the prior year;

•	$0.03 increase in transmission expense not recovered through a fuel recovery mechanism;

•	$0.08 decline in AFUDC resulting from lower average construction work in progress due to environmental upgrades at La Cygne and other capital investments being placed into service;

•	$0.08 increase in depreciation and amortization due to environmental upgrades at La Cygne and other capital investments being placed into service;

•	$0.05 benefit from the release of uncertain tax positions included in the 2014 results; and

•	$0.03 of other items including higher general taxes.

The factors above were more than offset by the following:

•	$0.06 from lower fuel and purchased power expense;

•	$0.03 from new Kansas retail rates that became effective in July 2014; and

•	$0.05 decrease in other operating and maintenance expense driven by lower operating and maintenance expense at Wolf Creek.

Electric Utility Segment third Quarter:
The Electric Utility segment, which includes Kansas City Power & Light Company (KCP&L) and the regulated utility operations of KCP&L Greater Missouri Operations Company (GMO), generated net income of $129.1 million or $0.83 per share for the third quarter 2015 compared to $140.3 million or $0.91 per share for the same period in 2014. This primarily reflects higher operating and maintenance costs, a decrease in AFUDC and an increase in depreciation and amortization expense partially offset by the impacts from favorable weather.

Overall retail MWh sales were up 3.8 percent compared to the 2014 period with the increase driven by weather. The unfavorable weather impact in the third quarter 2015, when compared to normal, was approximately $0.01 per share.

Electric Utility Segment Year-to-Date:
Year-to-date net income for the Electric Utility segment was $196.4 million or $1.27 per share compared to $221.1 million or $1.43 per share in 2014. This reflects the impacts from lower wholesale margin, unfavorable weather, an increase in depreciation and amortization expense and a decrease in AFUDC partially offset by new retail rates and a decrease in operating and maintenance costs.

Overall retail MWh sales were down 1.1 percent compared to the 2014 period with the decrease driven by weather. The unfavorable weather impact in the first nine months of 2015, when compared to normal, was approximately $0.03 per share.

Other Category Second Quarter and Year-to-Date:

Results for the Other category primarily include unallocated corporate charges, GMO non-regulated operations and preferred dividends. For the third quarter 2015, the Other category recorded a loss of $2.7 million or $0.01 per share compared to earnings of $6.7 million or $0.04 per share in 2014. The 2014 quarter included the benefit from the release of uncertain tax positions related to GMO’s former non-regulated operations that resulted in $6.1 million of tax benefits and a $2.1 million decrease in after-tax interest expense.

For the first nine months of 2015, the Other category recorded a loss of $7.5 million or $0.05 per share compared to earnings of $1.0 million or $0.01 per share in 2014.

Great Plains Energy will post its 2015 Third Quarter Form 10-Q, as well as supplemental financial information related to the third quarter on its website, www.greatplainsenergy.com.

Earnings Webcast Information:
An earnings conference call and webcast is scheduled for 9:00 a.m. ET Friday, November 6, 2015, to review the Company’s 2015 third quarter earnings and operating results.

A live audio webcast of the conference call, presentation slides, supplemental financial information, and the earnings press release will be available on the investor relations page of Great Plains Energy’s website at www.greatplainsenergy.com. The webcast will be accessible only in a “listen-only” mode.

The conference call may be accessible by dialing (888) 353-7071 (U.S./Canada) or (724) 498-4416 (international) five to ten minutes prior to the scheduled start time. The pass code is 34055701.

A replay and transcript of the call will be available later in the day by accessing the investor relations section of the Company’s website. A telephonic replay of the conference call will also be available through November 13, 2015, by dialing (855) 859-2056 (U.S./Canada) or (404) 537-3406 (international). The pass code is 34055701.

About Great Plains Energy:
Headquartered in Kansas City, Mo., Great Plains Energy Incorporated (NYSE: GXP) is the holding company of Kansas City Power & Light Company and KCP&L Greater Missouri Operations Company, two of the leading regulated providers of electricity in the Midwest. Kansas City Power & Light Company and KCP&L Greater Missouri Operations Company use KCP&L as a brand name. More information about the companies is available on the Internet at: www.greatplainsenergy.com or www.kcpl.com.

Forward-Looking Statements:

Statements made in this release that are not based on historical facts are forward-looking, may involve risks and uncertainties, and are intended to be as of the date when made. Forward-looking statements include, but are not limited to, the outcome of regulatory proceedings, cost estimates of capital projects and other matters affecting future operations. In connection with the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, Great Plains Energy and KCP&L are providing a number of important factors that could cause actual results to differ materially from the provided forward-looking information. These important factors include: future economic conditions in regional, national and international markets and their effects on sales, prices and costs; prices and availability of electricity in regional and national wholesale markets; market perception of the energy industry, Great Plains Energy and KCP&L; changes in business strategy, operations or development plans; the outcome of contract negotiations for goods and services; effects of current or proposed state and federal legislative and regulatory actions or developments, including, but not limited to, deregulation, re-regulation and restructuring of the electric utility industry; decisions of regulators regarding rates the Companies can charge for electricity; adverse changes in applicable laws, regulations, rules, principles or practices governing tax, accounting and environmental matters including, but not limited to, air and water quality; financial market conditions and performance including, but not limited to, changes in interest rates and credit spreads and in availability and cost of capital and the effects on nuclear decommissioning trust and pension plan assets and costs; impairments of long-lived assets or goodwill; credit ratings; inflation rates; effectiveness of risk management policies and procedures and the ability of counterparties to satisfy their contractual commitments; impact of terrorist acts, including but not limited to cyber terrorism; ability to carry out marketing and sales plans; weather conditions including, but not limited to, weather-related damage and their effects on sales, prices and costs; cost, availability, quality and deliverability of fuel; the inherent uncertainties in estimating the effects of weather, economic conditions and other factors on customer consumption and financial results; ability to achieve generation goals and the occurrence and duration of planned and unplanned generation outages; delays in the anticipated in-service dates and cost increases of generation, transmission, distribution or other projects; Great Plains Energy’s ability to successfully manage transmission joint venture; the inherent risks associated with the ownership and operation of a nuclear facility including, but not limited to, environmental, health, safety, regulatory and financial risks; workforce risks, including, but not limited to, increased costs of retirement, health care and other benefits; and other risks and uncertainties.
This list of factors is not all-inclusive because it is not possible to predict all factors. Other risk factors are detailed from time to time in Great Plains Energy’s and KCP&L’s quarterly reports on Form 10-Q and annual report on Form 10-K filed with the Securities and Exchange Commission. Each forward-looking statement speaks only as of the date of the particular statement. Great Plains Energy and KCP&L undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

Great Plains Energy Contacts:
Investors: Calvin Girard, Senior Manager, Investor Relations, 816-654-1777, calvin.girard@kcpl.com
Media: Katie McDonald, Director, Corporate Communications, 816-556-2365,
katie.mcdonald@kcpl.com

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